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                                                                     Exhibit 5.1

                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                     650-493-9300 (tel.) 650-845-5000 (fax)


                                  June 20, 2002

Cholestech Corporation
3347 Investment Boulevard
Hayward, California  94545

        RE:    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 20, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your Common Stock under the 1999 Nonstatutory Stock Option Plan, as amended. Such shares of Common Stock are referred to herein as the "Shares", and such plan is referred to herein as the "Plan". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

        It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation

                                           /s/ Wilson Sonsini Goodrich & Rosati